Exhibit 10.8

Confirmation of OTC Convertible Note Hedge

Date:	December 2, 2004	ML Ref:

To:	Level 3 Communications, Inc. (“Counterparty”)

Attention:

From:	Merrill Lynch International (“ML”)

Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

Dear Sir / Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the above-referenced transaction entered into between Counterparty and ML through its agent Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS” or “Agent”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for purposes of the Equity Definitions and a “Swap Transaction” for the purposes of the Swap Definitions.

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to an agreement in the 1992 form of the ISDA Master Agreement (Multicurrency Cross Border) (the “Master Agreement” or “Agreement”) as if we had executed an agreement in such form (but without any Schedule and with elections specified in the “ISDA Master Agreement” Section of this Confirmation) on the Trade Date of the first such Transaction between us. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 17, 2004

Effective Date:	The date that the Reference Notes are originally issued under the Note Indenture.

Seller:	ML

Buyer:	Counterparty

Shares:	The shares of common stock, par value of $0.01, of Counterparty (Security Symbol: “LVLT”) or such other securities or property into which the Reference Notes are convertible on the date of determination.

Payment Amount Premium:	$125.18 mm to be paid on the Effective Date.

Exchange:	As provided in the Note Indenture in the definition of “Closing Sale Price”

Related Exchange(s):	All Exchanges

Knock-in Event:	Not Applicable

Knock-out Event:	Not Applicable

Reference Notes:	5.25% Convertible Notes due 2011 having $345 million principal amount

Conversion Event:	Each conversion on a Conversion Date (as defined in the Note Indenture) of any Reference Note into Shares pursuant to the terms of the Note Indenture (the principal amount of Reference Notes so converted, the “Conversion Amount” with respect to such Conversion Event) occurring on or before the Scheduled Reference Date.

If the Conversion Amount for any Conversion Event is less than the aggregate principal amount of Reference Notes then outstanding, then the terms of this Transaction shall continue to apply, subject to the terms and conditions set forth herein, with respect to the remaining outstanding principal amount of the Reference Notes.

Note Indenture:	The Indenture, dated as of closing of the issuance of the Reference Notes, between Counterparty and The Bank of New York, as trustee relating to the Reference Notes, as the same may be amended, modified or supplemented, subject to the “Additional Termination Events” provisions of this Confirmation.

Option Expiration Date:	The final Valuation Date

Reference Date:	The earlier of (i) December 15, 2008 (the “Scheduled Reference Date”) and (ii) the first day on which none of the Reference Notes remain outstanding, whether by virtue of conversion or otherwise.

Termination Date:	The final Settlement Date

Valuation:

Valuation Date:	The last Averaging Date in respect of any Conversion Event or of the Scheduled Reference Date

Averaging Dates:	With respect to each Conversion Event in the period prior to the third Full Exchange Business Day immediately preceding the Scheduled Reference Date (the “First Period”), the Full Exchange Business Days from and including the third Full Exchange Business Day following the Conversion Date to and including the fifteenth Full Exchange Business Day thereafter; with respect to the period beginning on the third Full Exchange Business Day immediately preceding the Scheduled Reference Date to and including the Scheduled Reference Date (the “Second Period”), the Full Exchange Business Days from and including the Scheduled Reference Date to and including the fifteenth Full Exchange Business Day thereafter

Full Exchange Business Day:	A “Trading Day”, as defined in the Note Indenture

Averaging Date Disruption:	As provided for in the Note Indenture

Averaging Period Start Date:	The first Averaging Date in respect of any Conversion Event or of the Scheduled Reference Date

Settlement Terms:

Settlement:	Net Share Settlement or Net Cash Settlement, at Counterparty’s option

Settlement Price:	The arithmetic mean of the Applicable Stock Price (as such term is defined in the Note Indenture) on each Averaging Date

Settlement Date:	The third (3rd) Full Exchange Business Day following a Valuation Date

Conversion Notice:	Counterparty agrees to provide ML with notice of any Conversion Event within two (2) Business Days (as such term is defined in the Note Indenture) of the Conversion Date and in any event no later than one (1) Business Day following Counterparty’s receipt of notice of such Conversion Event from the Trustee under the Note Indenture. With respect to Conversion Events in the First Period, such notice shall also specify whether Net Share Settlement or Net Cash Settlement shall apply to the relevant Settlement.

Second Period Settlement Notice:	Counterparty agrees to provide ML with notice at least three (3) Business Days prior to the Scheduled Reference Date of whether Net Share Settlement or Net Cash Settlement shall apply to Settlement in respect of the Second Period.

Net Share Settlement:	On a Settlement Date involving a Net Share Settlement, subject to receipt by ML of a timely Conversion Notice as provided for above, ML shall deliver to Counterparty, through the Agent, a number of Shares equal to the related Final Settlement Amount.

Final Settlement Amount:	The number of Shares, rounded up to the nearest whole Share, determined by the Calculation Agent to be equal to the quotient of (x) the related Net Settlement Amount divided by (y) the related Settlement Price.

Net Cash Settlement:	On a Settlement Date involving a Net Cash Settlement, subject to receipt by ML of a timely Conversion Notice as provided for above, ML shall deliver to Counterparty the related Net Settlement Amount in cash.

Net Settlement Amount:	With respect to Conversion Events in the First Period, the product of (x) the number of Shares into which the Reference Notes are to be converted in connection with the related Conversion Event multiplied by (y) the Final Price Differential. For the Second Period, the product of (x) the number of Second Period Shares multiplied by (y) the Final Price Differential. The “Second Period Shares” means the sum of (a) the number of Shares into which the Second Period Converted Notes are to be converted and (b) the number of Shares into which the remaining Reference Notes outstanding on the Scheduled

Reference Date could be converted had they been converted on the Scheduled Reference Date (with the Scheduled Reference Date being their Conversion Date). The “Second Period Converted Notes” means those Reference Notes that are to be converted and whose Conversion Dates are in the Second Period.

Final Price Differential:	An amount equal to the greater of (x) the excess of the related Settlement Price over the related Adjusted Conversion Price and (y) zero.

Adjusted Conversion Price:	For each Conversion Event in the First Period and for the Second Period, a quotient, the numerator of which is $1,000 and the denominator of which is the Conversion Rate (as defined in the Note Indenture and as adjusted from time to time pursuant to the terms thereof) as in effect on the related Valuation Date.

Method of Adjustment:

The Calculation Agent will make such adjustments to any payment, variable or other term of this Transaction as it deems necessary or appropriate, based on the adjustment and other applicable provisions of the Note Indenture.

Extraordinary Events:

Consequences for Merger Events:

Share-for-Share:	Cancellation and Payment
Agreed Model:	Applicable
Interest Rate:	USD-LIBOR-BBA

Share-for-Other:	Cancellation and Payment
Agreed Model:	Applicable
Interest Rate:	USD-LIBOR-BBA

Share-for-Combined:	Cancellation and Payment
Agreed Model:	Applicable
Interest Rate:	USD-LIBOR-BBA

Tender Offer:	Cancellation and Payment
Agreed Model:	Applicable
Interest Rate:	USD-LIBOR-BBA

Nationalization, Insolvency or Delisting:	Not Applicable

Additional Disruption Events:

Change in Law:	Not Applicable

Failure to Deliver:	Applicable. If there is an “illiquidity on the market” on a day that would have been a Settlement Date, then the Settlement Date shall be the first succeeding Exchange Business Day on which there is no “illiquidity on the market,” but in no such event shall the Settlement Date be later than the date that is twenty (20) Exchange Business Days immediately following what would have been in the Settlement Date but for such “illiquidity on the market.”

Insolvency Filing:	Applicable

Hedging Disruption Event:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Hedging Party:	ML

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Determining Party:	ML

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Agreements, Representations and Covenants of Counterparty, Etc.:

1.	Counterparty hereby represents and warrants to ML, on each day from the Trade Date to and including the date by which ML is able to initially complete a hedge of its position created by this Transaction (within three Full Exchange Business Days of the date hereof, unless otherwise notified by ML), that:

a.	it will not, and will not permit any person or entity subject to its control to, bid for or purchase Shares during such period except as disclosed in the Offering Memorandum relating to the Reference Notes; and

b.	Counterparty has publicly disclosed all material information necessary for Counterparty to be able to purchase or sell Shares in compliance with applicable federal securities laws and that it has publicly disclosed all material information with respect to its condition (financial or otherwise).

2.	The parties hereby agree that all documentation with respect to this Transaction is intended to qualify this Transaction as an equity instrument for purposes of EITF 00-19. If Counterparty would be obligated to receive cash from ML pursuant to the terms of this Agreement for any reason without having had the right (other than pursuant to this paragraph (2)) to elect to receive Shares in satisfaction of such payment obligation, then Counterparty may elect that ML deliver to Counterparty a number of Shares having a cash value equal to the amount of such payment obligation (such number of Shares to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner to determine the number of Shares that could be purchased over a reasonable period of time with the cash equivalent of such payment obligation). Settlement relating to any delivery of Shares pursuant to this paragraph (2) shall occur within a reasonable period of time.

Additional Termination Events:

The occurrence of any of the following shall be an Additional Termination Event with respect to Counterparty (which shall be the sole Affected Party and this Transaction shall be the sole Affected Transaction):

1.	an Amendment Event occurs (in which case the entirety of this Transaction shall be subject to termination);

2.	a Repayment Event occurs (in which case this Transaction shall be subject to termination only in respect of the principal amount of Reference Notes that cease to be outstanding in connection with or as a result of such Repayment Event); or

3.	the transactions contemplated by the Purchase Agreement among the Counterparty and MLPFS, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Needham & Company, Inc. and UBS Securities LLC as Initial Purchasers, dated as of November 17, 2004 (the “Purchase Agreement”) relating to the purchase of the Reference Notes, shall fail to close as a result of any breach by the Counterparty or any Initial Purchaser of their respective obligations thereunder or as a result of any action, or failure to act, by the Counterparty or any Initial Purchaser thereunder or as a result of a failure or any condition thereunder, in which case the entirety of this Transaction shall terminate automatically.

If the transactions contemplated by the Purchase Agreement shall fail to close for any reason other than a breach of the Purchase Agreement by MLPFS, then the entirety of this Transaction shall terminate automatically and all payments previously made hereunder, including the Payment Amount Premium less the amount of any Closeout Losses, shall be promptly returned to the person making such payment; provided that in such case, Counterparty hereby indemnifies the Indemnified Parties from and against (a) any and all losses, claims, damages and liabilities, joint and several, which such Indemnified Party may incur or to which such Indemnified Party may become subject as a result of the termination of this Transaction and (b) except in the case of the exercise by MLPFS of its “market out” termination rights pursuant to Section 10 of the Purchase Agreement, the reasonable fees and expenses of counsel for MLPFS incurred in connection with this Transaction (the “Closeout Losses”), including, without limitation, any losses incurred by an Indemnified Party in connection with the initiating or unwinding of any hedging transactions related to this Transaction. If the transactions contemplated by the Purchase Agreement shall fail to close because of a breach of the Purchase Agreement by MLPFS, then the entirety of this Transaction shall terminate automatically, and all payments previously made hereunder, including the Payment Amount Premium, shall be promptly returned to the person making such payment. If an Amendment or Repayment Event occurs, no additional payments shall be required hereunder in connection with the Additional Termination Event arising as a result of such Amendment Event or Repayment Event.

As used in this Section Additional Termination Events:

“Amendment Event” means that the Counterparty amends, modifies, supplements or waives, without the prior written consent of ML (which consent shall not be unreasonably withheld), any term of the Note Indenture or the Reference Notes relating to the principal amount, coupon, maturity, repurchase obligation of the Counterparty, redemption right of the Counterparty, any term relating to conversion of the Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any other term that would require consent of the holders of not less than 100% of the principal amount of the Reference Notes to amend.

“Repayment Event” means that, without the prior written consent of ML, (a) any Reference Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by the Counterparty, (b) any Reference Notes are delivered to the Counterparty in exchange for delivery of any property or assets of the Counterparty or any of its subsidiaries (howsoever described), other than as a result of and in connection with a Conversion Event, (c) any principal of any of the Reference Notes is repaid prior to the Stated Maturity, as defined in the Note Indenture (whether following acceleration of the Reference Notes or otherwise), provided that no payments of cash made in respect of the conversion of a Note shall be deemed a payment of principal under this clause (c), (d) any Reference Notes are exchanged by or for the benefit of the holders thereof for any other securities of the Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction by the Counterparty or (e) any of the Notes is surrendered by Counterparty to the trustee for cancellation, other than in connection with the registration of a transfer of such Notes, the replacement of mutilated Notes or as a result of and in connection with a Conversion Event.

Staggered Settlement:

If ML determines reasonably and in good faith that the number of Shares required to be delivered to Counterparty hereunder on any Settlement Date would exceed 4.5% of all outstanding Shares, then ML may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares comprising the Final Settlement Amount related to such Settlement Date on two or more dates (each, a “Staggered Settlement Date”) as follows:

1.	in such notice, ML will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

2.	the aggregate number of Shares that ML will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that ML would otherwise be required to deliver on such Nominal Settlement Date; and

3.	the Net Share Settlement terms will apply on each Staggered Settlement Date as if it were a Settlement Date, except that the Shares comprising the Final Settlement Amount will be allocated among such Staggered Settlement Dates as specified by ML in the notice referred to in clause (1) above.

Notwithstanding anything herein to the contrary, ML shall be entitled to deliver Shares to Counterparty from time to time prior to the date on which ML would be obligated to deliver them to Counterparty pursuant to Net Share Settlement terms set forth above, and Counterparty agrees to credit all such early deliveries against ML’s obligations hereunder in the direct order in which such obligations arise. No such early delivery of Shares will accelerate or otherwise affect any of Counterparty’s obligations to ML hereunder. In addition, within 30 days of the Reference Date and any Settlement Date, Counterparty shall use its reasonable efforts to refrain from activities which could reasonably be expected to result in ML’s ownership of Shares exceeding 10% of all issued and outstanding Shares.

Compliance with Securities Laws:	Each party represents and agrees that it has complied, and will comply, in connection with this Transaction and all contemporaneous sales and purchases of Shares related to this Transaction, with the applicable provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations each thereunder, including, without limitation, Rules 10b-5 and Regulation M under the Exchange Act; provided that each party shall be entitled to rely conclusively on any information communicated by the other party concerning such other party’s market activities; and provided further that Counterparty shall have no liability as a result of a breach of this representation due to ML’s gross negligence or willful misconduct.

Each party further represents that if such party (“X”) purchases any Shares from the other party pursuant to this Transaction, such purchase(s) will comply in all material respects with (i) all laws and regulations applicable to X and (ii) all contractual obligations of X.

Counterparty (and ML in the case of paragraphs (c) and (d) below) represents that as of the date hereof:

(a) each of its filings under the Exchange Act that are required to be filed by the Counterparty on or prior to the date hereof have been filed, and that, as of the respective dates thereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading;

(b) if Counterparty were to have purchased the number of Shares equal to the product of the aggregate principal amount of the Reference Notes multiplied by the Conversion Rate using MLPFS as broker, such purchase(s) would have complied in all material respects with all contractual obligations and applicable legal and regulatory requirements of Counterparty, including without limitation Rule 10b-18 under the Exchange Act;

(c) Neither ML nor Counterparty, as the case may be, is entering into this Agreement to facilitate a distribution of the Shares or in connection with a future issuance of securities; and

(d) Neither ML nor Counterparty, as the case may be, is entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares).

Account Details:

Account for payments to Counterparty:	Not Applicable

Account for payment to ML:	Chase Manhattan Bank, New York
ABA# 021000021
FAO: ML Equity Derivatives A/C: 066213118

Bankruptcy Rights:	ML acknowledges that, in the event of Counterparty’s bankruptcy, ML’s rights in connections with this Transaction shall not exceed those rights held by common shareholders. For the avoidance of doubt, the parties acknowledge and agree that ML’s rights with respect to any other claim arising from this Transaction prior to Counterparty’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

Collateral:	None.

Transfer:	Neither party may transfer its rights or obligations under this Transaction except in accordance with Section 7 of the Agreement; provided however that ML may assign its rights and delegate its obligations hereunder, in whole or in part, to any affiliate (an “Assignee”) of Merrill Lynch & Co., Inc. (“ML&Co.”), effective (the “Transfer Effective Date”) upon delivery to Counterparty of (a) an executed acceptance and assumption by the Assignee (an “Assumption”) of the transferred obligations of ML under this Transaction (the “Transferred Obligations”); and (b) an executed guarantee (the “Guarantee”) of ML&Co. of the Transferred Obligations, substantially in the form of Exhibit A hereto; provided that no transfer shall be made where (a) such transfer would result in a violation of applicable securities laws, or (b) Counterparty will be required to pay to the Assignee an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)) that it would otherwise not make in the absence of such transfer; or (c) after Counterparty complies with its obligations, if any, under Section 4(a)(iii), Counterparty will receive a payment from which an amount has been withheld or deducted, on account of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)), in excess of that which ML would have been required to so withhold or deduct in the absence of such transfer; provided further, however, that a transfer may (notwithstanding the foregoing) be made in the event that a transfer is made where one party must withhold an amount of a Tax, and it is not a Tax Event specified in Section 5(b)(ii), and ML agrees to receive a payment from which an amount has been withheld or deducted in accordance with Section 5(b) or ML agrees to make any additional payment amount in accordance with Section 5(b), as the case may be. On the Transfer Effective Date, (a) ML shall be released from all obligations and liabilities arising under the Transferred Obligations; and (b) the Transferred Obligations shall cease to be a Transaction(s) under the Agreement and shall be deemed to be a Transaction(s) under the ISDA Master Agreement between Assignee and Counterparty, provided that, if at such time Assignee and Counterparty have not entered into a ISDA Master Agreement, Assignee and Counterparty shall be deemed to have entered into an ISDA form of Master Agreement (Multicurrency-Cross Border) without any Schedule attached thereto.

Regulation:	ML is regulated by The Securities and Futures Authority Limited and has entered into this Transaction as principal.

Indemnity:	Counterparty agrees to indemnify ML and its Affiliates and their respective directors, officers, agents and controlling parties (ML and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject because of the untruth of any representation by Counterparty or a breach by Counterparty of any agreement or covenant hereunder or in the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.

ISDA Master Agreement

With respect to the Agreement, ML and Counterparty each agree as follows:

Specified Entities:

(i) in relation to ML, for the purposes of:

Section 5(a)(v):	not applicable
Section 5(a)(vi):	not applicable
Section 5(a)(vii):	not applicable
Section 5(b)(iv):	not applicable

and (ii) in relation to Counterparty, for the purposes of:

Section 5(a)(v):	not applicable
Section 5(a)(vi):	not applicable
Section 5(a)(vii):	not applicable
Section 5(b)(iv):	not applicable

“Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to ML and Counterparty.

The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to ML or to Counterparty.

Payments on Early Termination for the purpose of Section 6(e) of the Agreement: (i) Market Quotation shall apply; and (ii) the Second Method shall apply.

“Termination Currency” means USD.

Tax Representations:

(I)	For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(II)	For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:

(i)	ML represents that it is a corporation organized under the laws of England and Wales.

(ii)	Counterparty represents that it is a corporation incorporated under the laws of the State of Delaware.

Delivery Requirements: For the purpose of Sections 3(d), 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:

Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

Other documents to be delivered:

Party Required to Deliver Document	Document Required to be Delivered	When Required	Covered by Section 3(d) Representation
Counterparty	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before execution and delivery of this Confirmation	Yes

Counterparty	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation	Upon or before execution and delivery of this Confirmation	Yes

ML	Guarantee of its Credit Support Provider, substantially in the form of Exhibit A attached hereto, together with evidence of the authority and true signatures of the signatories, if applicable	Upon or before execution and delivery of this Confirmation	Yes

Additional Notice Requirements: The Counterparty hereby agrees to promptly deliver to ML a copy of all notices and other communications required or permitted to be given to the holders of any Reference Notes pursuant to the terms of the Note Indenture on the dates so required or permitted in the Note Indenture and all other notices given and other communications made by Counterparty in respect of the Referenced Notes to holders of any Referenced Notes . The Counterparty further covenants to ML that it shall deliver a Conversion Notice as provided for above and shall promptly notify ML of each Amendment Event (including in such notice a detailed description of any such amendment) and Repayment Event (identifying in such notice the nature of such Repayment Event and the principal amount at maturity of Reference Notes being paid). The Counterparty shall deliver each Conversion Notice to ML within two Business Days following the occurrence of the related Conversion Event and in any event no later than one Business Day following Counterparty’s receipt of notice of such Conversion Event from the Trustee under the Note Indenture. The Counterparty hereby acknowledges and agrees that its obligations under this Section shall continue as obligations of the Counterparty notwithstanding any transfer by it of any of its rights or obligations to any other person or entity in accordance with the Section titled Staggered Settlement above.

Addresses for Notices: For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to ML:

Address:	Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street, London EC1A 1HQ
Attention:	Manager, Fixed Income Settlements
Facsimile No.:	44 207 995 2004	Telephone No.: 44 207 995 3769

(For all purposes)

Additionally, a copy of all notices pursuant to Sections 5, 6, and 7 as well as any changes to Counterparty’s address, telephone number or facsimile number should be sent to:

GMI Counsel Merrill Lynch World Headquarters 4 World Financial Center New York, New York 10080 Attention: Global Equity Derivatives Facsimile No.: 212 449-6576 Telephone No.: 212 449-6309

Address for notices or communications to Counterparty for all purposes:

Address:	Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield, Colorado 80021
Attention:	General Counsel
Facsimile No.:	720-888-5127	Telephone No.: 720-888-1000

Process Agent: For the purpose of Section 13(c) of the Agreement, ML appoints as its process agent:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
222 Broadway, 16th Floor
New York, NY 10038
Attention: Litigation Department

[Counterparty does not appoint a Process Agent.]

Multibranch Party. For the purpose of Section 10(c) of the Agreement: Neither ML nor Counterparty is a Multibranch Party.

Calculation Agent. The Calculation Agent is ML; provided that if ML is the Defaulting Party Counterparty shall be entitled to appoint as the new Calculation Agent a Reference Market-maker that is acceptable to ML. The Calculation Agent’s judgments, determinations and calculations in this Transaction and any related hedging transaction between the parties shall be made in good faith and in a commercially reasonable manner.

Credit Support Document.

ML: Guarantee of ML&Co in the form attached hereto as Exhibit A.

Counterparty: Not Applicable

Credit Support Provider.

With respect to ML: Merrill Lynch and Co. and with respect to Counterparty, Not Applicable.

Governing Law. This Confirmation will be governed by, and construed in accordance with, the substantive laws of the State of New York.

Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to this Transaction; provided, however, that with respect to this Agreement or any other ISDA Master Agreement between the parties, any Share delivery obligations on any day of Counterparty, on the one hand, and ML, on the other hand, shall be netted. The resulting Share delivery obligation of a party upon such netting shall be rounded up to the nearest number of whole Shares, such that neither party shall be required to deliver any fractional Shares.

Accuracy of Specified Information. Section 3(d) of the Agreement is hereby amended by adding in the third line thereof after the word “respect” and before the period the words “or, in the case of audited or unaudited financial statements or balance sheets, a fair presentation of the financial condition of the relevant person.”

Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:

Eligible Contract Participant; Line of Business. It is an “eligible contract participant” as defined in the Commodity Futures Modernization Act of 2000 and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.

Amendment of Section 3(a)(iii). Section 3(a)(iii) of the Agreement is modified to read as follows:

No Violation or Conflict. Such execution, delivery and performance do not materially violate or conflict with any law known by it to be applicable to it, any provision of its constitutional documents, any order or judgment of any court or agency of government applicable to it or any of its assets or any material contractual restriction relating to Specified Indebtedness binding on or affecting it or any of its assets.

Amendment of Section 3(a)(iv). Section 3(a)(iv) of the Agreement is modified by inserting the following at the beginning thereof:

“To such party’s best knowledge,”

Additional Representations:

Counterparty Representations. Counterparty (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with this Transaction; and (iii) is entering into this Transaction for a bona fide business purpose.

Counterparty is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Counterparty’s ability to perform its obligations hereunder.

Counterparty will by the next succeeding Business Day notify ML upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

As of the date hereof, Counterparty is not insolvent.

Acknowledgments:

(1) The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation.

(2) The parties hereto intend for:

(a) this Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b) a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c) any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to this Transaction to constitute “margin payments” as defined in the Bankruptcy Code; and

(d) all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefor “on the day that is three Local Business Days after the day”. Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefor “three Local Business Days.”

Amendment of Definition of Reference Market-Makers. The definition of “Reference Market-Makers” in Section 14 is hereby amended by adding in clause (a) after the word “credit” and before the word “and” the words “or to enter into transactions similar in nature to Transactions.”

Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the Non-Recording

Party”), the Recording Party shall in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention, at the notifying party’s expense.

Disclosure. Each party hereby acknowledges and agrees that ML has authorized Counterparty to disclose this Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with ML) that such disclosure is required by law or by the rules of Nasdaq or any securities exchange.

Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

MERRILL LYNCH INTERNATIONAL

By:

Name:

Title:

Confirmed as of the date first above written:

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ Neil J. Eckstein

	Name:	Neil J. Eckstein

	Title:	Senior Vice President

Acknowledged and agreed as to matters relating to the Agent:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, solely in its capacity as Agent hereunder

By:

Name:

Title:

EXHIBIT A

GUARANTEE OF MERRILL LYNCH & CO., INC.

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (“ML & Co.”), hereby unconditionally guarantees to Level 3 Communications, Inc. (the “Company”), the due and punctual payment in full of any and all amounts payable by Merrill Lynch International, a company organized under the laws of England and Wales (“ML”), under the terms of the Confirmation of OTC Convertible Note Hedge between the Company and ML (ML as Seller), dated as of December 2, 2004 (the “Confirmation”), including, in case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination, designation of an Early Termination Event or otherwise, according to the terms thereof. In case of the failure of ML punctually to make any such payment, ML & Co. hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by the Company to ML & Co.; provided, however that delay by the Company in giving such demand shall in no event affect ML & Co.’s obligations under this Guarantee. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is invalidated, rescinded or must otherwise be returned by the Company as a result of being declared fraudulent or preferential or upon the insolvency, bankruptcy or reorganization of ML or otherwise, all as though such payment had not been made.

ML & Co. hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Confirmation; the absence of any action to enforce the same; any waiver or consent by the Company concerning any provisions thereof; the rendering of any judgment against ML or any action to enforce the same; change of time, manner or place of payment or any other term of any payment due under the Confirmation; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. ML & Co. covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Confirmation. This Guarantee shall continue to be effective if ML merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

ML & Co. hereby waives set-offs; counterclaims; diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ML; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against ML.

ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co. and complies with all applicable laws.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Guarantee may be terminated at any time by notice by ML & Co. to the Company given in accordance with the notice provisions of the Confirmation, effective upon receipt of such notice by the Company or such later date as may be specified in such notice; provided, however, that this Guarantee shall continue in full force and effect with respect to any obligation of ML under the Confirmation.

This Guarantee becomes effective immediately upon its execution.

IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

MERRILL LYNCH & CO., INC.

By:	/s/ Patricia Kroplewnicki
	Name:	Patricia Kroplewnicki
	Title:	Designated Signatory
	Date:	December 2, 2004

COVER STATEMENT

CLIENT/COUNTERPARTY RELATIONSHIP

Dear Client/Counterparty:

Merrill Lynch is pleased to provide the attached statement of Generic Risks Associated with Over-the-Counter Derivative Transactions under this Cover Statement that concerns, among other things, the nature of our relationship with you in the context of such transactions. This statement was developed for our new and our ongoing client/counterparties in response to suggestions that OTC derivative dealers consider taking steps to ensure that market participants utilizing OTC derivatives understand their risk exposures and the nature of their relationships with dealers before they enter into OTC derivative transactions.

Merrill Lynch (“we”) are providing to you and your organization (“you”) the attached statement of Generic Risks Associated with Over-the-Counter Derivative Transactions in order to identify, in general terms, certain of the principal risks associated with individually negotiated over-the-counter (“OTC”) derivative transactions. The attached statement does not purport to identify the nature of the specific market or other risks associated with a particular transaction.

Before entering into an OTC derivative transaction, you should ensure that you fully understand the terms of the transaction, relevant risk factors, the nature and extent of your risk of loss and the nature of the contractual relationship into which you are entering. You should also carefully evaluate whether the transaction is appropriate for you in light of your experience, objectives, financial resources, and other relevant circumstances and whether you have the operational resources in place to monitor the associated risks and contractual obligations over the term of the transaction. If you are acting as a financial adviser or agent, you should evaluate these considerations in light of the circumstances applicable to your principal and the scope of your authority.

If you believe you need assistance in evaluating and understanding the terms or risks of a particular OTC derivative transaction, you should consult appropriate advisers before entering into the transaction.

Unless we have expressly agreed in writing to act as your adviser with respect to a particular OTC derivative transaction pursuant to terms and conditions specifying the nature and scope of our advisory relationship, we are acting in the capacity of an arm’s length contractual Counterparty to you in connection with the transaction and not as your financial adviser or fiduciary. Accordingly, unless we have so agreed to act as your adviser, you should not regard transaction proposals, suggestions or other written or oral communications from us as recommendations or advice or as expressing our view as to whether a particular transaction is appropriate for you or meets your financial objectives.

Finally, we and/or our affiliates may from time to time take proprietary positions and/or make a market in instruments identical or economically related to OTC derivative transactions entered into with you, or may have an investment banking or other commercial relationship with and access to information from the issuer(s) of securities, financial instruments, or other interests underlying OTC derivative transactions entered into with you. We may also undertake proprietary activities, including hedging transactions related to the initiation or termination of an OTC derivative transaction with you, that may adversely affect the market price, rate index or other market factor(s) underlying an OTC derivative transaction entered into with you and consequently the value of the transaction.

A. GENERIC RISKS ASSOCIATED WITH

OVER-THE-COUNTER DERIVATIVE TRANSACTIONS

OTC derivative transactions, like other financial transactions, involve a variety of significant risks. The specific risks presented by a particular OTC derivative transaction necessarily depend upon the terms of the transaction and your circumstances. In general, however, all OTC derivative transactions involve some combination of market risk, credit risk, funding risk and operational risk.

Market risk is the risk that the value of a transaction will be adversely affected by fluctuations in the level or volatility of or correlation or relationship between one or more market prices, rates or indices or other market factors or by illiquidity in the market for the relevant transaction or in a related market.

Credit risk is the risk that a Counterparty will fail to perform its obligations to you when due.

Funding risk is the risk that, as a result of mismatches or delays in the timing of cash flows due from or to your counterparties in OTC derivative transactions or related hedging, trading, collateral or other transactions, you or your Counterparty will not have adequate cash available to fund current obligations.

Operational risk is the risk of loss to you arising from inadequacies in or failures of your internal systems and controls for monitoring and quantifying the risks and contractual obligations associated with OTC derivative transactions, for recording and valuing OTC derivative and related transactions, or for detecting human error, systems failure or management failure.

There may be other significant risks that you should consider based on the terms of a specific transaction. Highly customized OTC derivative transactions in particular may increase liquidity risk and introduce other significant risk factors of a complex character. Highly leveraged transactions may experience substantial gains or losses in value as a result of relatively small changes in the value or level of an underlying or related market factor.

Because the price and other terms on which you may enter into or terminate an OTC derivative transaction are individually negotiated, these may not represent the best price or terms available to you from other sources.

In evaluating the risks and contractual obligations associated with a particular OTC derivative transaction, you should also consider that an OTC derivative transaction may be modified or terminated only by mutual consent of the original parties and subject to agreement on individually negotiated terms. Accordingly, it may not be possible for you to modify, terminate or offset your obligations or your exposure to the risks associated with a transaction prior to its Scheduled Reference Date.

Similarly, while market makers and dealers generally quote prices or terms for entering into or terminating OTC derivative transactions and provide indicative or mid-market quotations with respect to outstanding OTC derivative transactions, they are generally not contractually obligated to do so. In addition, it may not be possible to obtain indicative or mid-market quotations for an OTC derivative transaction from a market maker or dealer that is not a Counterparty to the transaction. Consequently, it may also be difficult for you to establish an independent value for an outstanding OTC derivative transaction. You should not regard your Counterparty’s provision of a valuation or indicative price at your request as an offer to enter into or terminate the relevant transaction at that value or price, unless the value or price is identified by the Counterparty as firm or binding.

This brief statement does not purport to disclose all of the risks and other material considerations associated with OTC derivative transactions. You should not construe this generic disclosure statement as business, legal, tax or accounting advice or as modifying applicable law. You should consult your own business, legal, tax and accounting advisers with respect to proposed OTC derivative transactions and you should refrain from entering into any OTC derivative transaction unless you have fully understood the terms and risks of NY1 5610383v13 the transaction, including the extent of your potential risk of loss.